Exhibit 99.1

August 23, 2002

Senior Vice President – Business Development
Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
MS B3A
McLean, Virginia 22102
Fax (703) 903-3410

Re:	Termination of Revolving Credit Facility dated as of March 7, 2001 (the “Credit Agreement”) by and between LendingTree, Inc. (the “Borrower”) and the Federal Home Loan Mortgage Corporation

Dear Sir or Madam:

Pursuant to Section 7.06 of the above-referenced Credit Agreement, Borrower hereby terminates the Credit Agreement effective as of 12:01 AM August 30, 2002.

/s/ Matthew Packey

Matthew Packey
Vice President — Controller

cc:
Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
MS 208
McLean, VA 22102
Fax (703) 903-2781
Attention: Associate General Counsel — Securities

Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
MS 268
McLean, VA 22102
Fax (703) 903-4205
Attention: Greg Reynolds, SVP Business Development-Finance

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